Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-148950, No. 333-161169, No. 333-168313, No. 333-175855, No. 333-175856, No. 333-182958 and No. 333-182959) pertaining to the 1997 Equity Participation Plan, the 2002 Equity Participation Plan, the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan and the IPC Healthcare, Inc. Employee Stock Purchase Plan of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of IPC Healthcare, Inc. and the effectiveness of internal control over financial reporting of IPC Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Los Angeles, California
February 23, 2015